Exhibit 99.1

NITROMED, INC
125 SPRING STREET
LEXINGTON, MA 02421
t. 781.266. 4000
f. 781.274.8080
www.nitromed.com

NitroMed Reports Financial Results for Fourth Quarter and Full Year 2005

 - Conference Call and Webcast to be Held Today at 9:00 AM ET-

LEXINGTON, Mass—March 2, 2006—NitroMed, Inc. (NASDAQ: NTMD) today reported financial results for the fourth quarter and the year ended December 31, 2005.

Total revenue for the three months ended December 31, 2005 was $3.7 million compared to $9.5 million for the same period in 2004, a decrease of $5.7 million.  For the year ended December 31, 2005, the Company reported total revenue of $6.0 million compared to $16.5 million for the same period in 2004, a decrease of $10.4 million.  Of total revenue, BiDil® (isosorbide dinitrate/hydralazine hydrochloride) product sales accounted for $3.3 million during the fourth quarter,  $4.5 million for the year ended December 31, 2005 and none during 2004.  The decrease in total revenue in both the three and twelve month periods ended December 31, 2005 is primarily attributable to the termination of a collaboration agreement with Merck and the accelerated recognition in 2004 of all remaining, previously deferred license revenue under that agreement.

In mid-July, 2005, the Company began commercial shipments of BiDil and shipped a total of approximately 43,800 bottles, or $14.2 million at the Wholesale Acquisition Price (W.A.C.), in the initial trade load period ended July 31, 2005.  These orders included certain incentives customary during a launch period and, as a result, the Company will only recognize revenue on these orders when the product has been provided to a patient in the form of a prescription.  Orders received beginning August 1, 2005 do not include similar incentives and as a result, revenue can be recognized only upon delivery to the wholesaler.

Total operating expenses for the three months ended December 31, 2005, excluding the cost of product sales of $5.1 million, were $30.4 million, compared to $19.6 million for the same period in 2004, an increase of $10.8 million.  Total operating expenses for the year ended December 31, 2005, excluding cost of product sales of $8.0 million, were $105.9 million, compared to $47.6 million for the same period in 2004, an increase of $58.4 million.  There was no cost of product sales in 2004.

Sales, General and Administrative (SG&A) expenses for the three months ended December 31, 2005 were $21.9 million, compared to $10.4 million for the same period in 2004, an increase of $11.4 million.  For the year ended December 31, 2005, SG&A expenses totaled $74.0 million, compared to $19.6 million for the same period in 2004, an increase of $54.4 million.  The increase in SG&A expenses in both the three and twelve month periods was primarily due to increases in expenses related to the preparation for and commercial launch of BiDil.  These increases include additional costs in the 2005 periods related to the Company’s contract sales force agreement with Publicis Selling Solutions, Inc.; the hiring of sales and marketing personnel; and BiDil advertising and promotional expenses.

Research and Development (R&D) expenses for the three months ended December 31, 2005 were $8.5 million, compared to $9.2 million for the same period in 2004, a decrease of $0.6 million.  For the year ended December 31, 2005, research and development expenses totaled $31.9 million, compared to $28.0 million for the year 2004, an increase of $3.9 million.  The decrease in R&D expenses for the three months ended December 31, 2005 was primarily due to decreases in clinical trial expense as a result of the early halting of the African American Heart Failure Trial (A-HeFT) in the third quarter of 2004.  The increase in R&D expenses for the year 2005 is a result of increases in medical support costs associated with obtaining FDA approval for and supporting the launch of BiDil; expenses related to growing the BiDil franchise such as the development of an extended release formulation; and preclinical expenses related to our new nitric oxide-enhancing cardiovascular agent, NMI 3377.

The Company’s net loss attributable to common shareholders for the quarter ended December 31, 2005 was $31.6 million or $1.04 per basic and diluted share compared to a net loss of $9.7 million or $0.36 per basic and diluted share for the same quarter in 2004.  The Company’s net loss attributable to common shareholders for the year ended December 31, 2005 was $105.9 million or $3.49 per basic and diluted share compared to $29.8 million or $1.14 per basic and diluted share for the same period in 2004.

Lawrence E. Bloch, M.D., J.D., Chief Financial Officer and Chief Business Officer for NitroMed said, “For the year 2005, we incurred operating expenses of approximately $106 million, consistent with our guidance of $100 - $115 million.  During 2006, we expect operating expenses to be in the range of $95 - $110 million, excluding cost of product sales and stock-based charges that will be recorded under SFAS 123R.   The decrease in projected expense is due primarily to the resizing of our contract sales force, from 195 territories at launch to 144 territories today.  The resizing occurred in January 2006 on the basis of productivity audits indicating that 90% of BiDil sales through year-end 2005 were generated from 141 territories.  We also expect additional cost efficiencies once the BiDil sales staff is integrated into NitroMed.  We plan to hire between 140 and 155 of the contract sales reps as NitroMed employees by the third quarter of this year.”

At December 31, 2005, the Company had cash, cash equivalents and marketable securities of $61.5 million.  Subsequent to the end of the year, the Company sold approximately 6.1 million shares of its common stock and raised net proceeds of $58.6 million in a registered direct offering that closed on January 26, 2006.

NitroMed’s Corporate Highlights for 2005:

•                  BiDil was unanimously recommended for approval by the Cardiovascular and Renal Drugs Advisory Committee of the U.S. Food and Drug Administration (FDA) on June 16

•                  BiDil was approved by the FDA on June 23,  for the treatment of heart failure in self-identified black patients, with a package insert setting forth significant survival and hospitalization benefits, as well as substantial improvements in patients’ functional status

•                  BiDil was commercially launched nationwide in mid-July

•                  NitroMedCares™, an industry leading patient assistance program, was introduced in July

•                  Approximately 14,000 cumulative BiDil prescriptions were recorded, written by over 3,600 physicians, by year-end

•                  BiDil’s proprietary formulation was included in the heart failure treatment guidelines jointly issued by the American College of Cardiology and the American Heart Association in August

•                  New A-HeFT data were presented at two major medical meetings: the annual Heart Failure Society of America (HFSA) meeting in September, and the annual American Heart Association (AHA) meeting in November:

•                  Data showing improved ejection fraction and inhibition of left ventricular remodeling;

•                  Pharmacoeconomic data demonstrating BiDil’s cost effectiveness;

•                  Functional status data highlighting BiDil’s ability to improve patient reported symptoms;

•                  Initial data from the Company’s ongoing Genetic Risk Assessment in Heart Failure sub-studies (GRAHF);

•                  Data demonstrating that BiDil’s clinical benefits are independent of its blood pressure lowering effect

•                  BiDil was listed on all state Medicaid formularies except Maine in October, with approximately 50 percent of such formularies not requiring prior authorization for BiDil

•                  A pharmacoeconomic analysis demonstrating BiDil’s cost effectiveness was published in the December 11 issue of Circulation: Journal of the American Heart Association

•                  A strategic alliance between the Company and the National Association for the Advancement of Colored People (NAACP) was formed in November, to narrow health care disparities that exist between African Americans and Caucasians, and to foster patient enrollment in Medicare Part D

•                  Dr. Welton O’Neal, Jr. was hired as Vice President, Medical Affairs

Speaking about 2005 highlights and more recent developments in 2006, Michael D. Loberg, Ph.D., President and CEO of NitroMed commented, “2005 was a significant year for NitroMed, and indeed for the industry, with BiDil representing the first drug approved by the FDA for a specific racial group.  On the strength of the A-HeFT data, BiDil has achieved a high level of physician awareness and has received validation from the cardiovascular care guidelines issued jointly last August by the American College of Cardiology and the American Heart Association, as well as the guidelines issued just last week by the Heart Failure Society of America.”

Dr. Loberg continued, “Despite this physician and guideline support, prescription growth, while steady, has remained below expectations, leaving many patients without access to BiDil.   We’ve entered the new year focused acutely on the critical issues of patient access and sales force productivity as two important factors impacting prescription growth.   It is a primary objective of the Company to ensure that patient co-payments are affordable for the 750,000 blacks with symptomatic heart failure in the United States. In this regard, it is important that we continue to make progress in moving BiDil to tier II on managed care plans.”

Dr. Loberg also added, “With respect to another important prescription driver, field force productivity, we are looking forward to bringing in-house the BiDil sales force under the leadership of our recently hired Vice President of Sales, Gerald Bruce.  Gerald brings to NitroMed considerable experience in cardiovascular marketing and sales as well as recent first hand knowledge of the managed care markets.  The internalization of our field force is expected to help maximize organizational productivity and accountability.  Looking beyond initial launch execution, we continue to develop next generation BiDil products, including an extended release formulation to reduce pill burden to either one or two tablets per day.  The Company also continues its work to expand its cardiovascular portfolio and in this regard anticipates filing an IND by the third quarter for a second nitric oxide-enhancing cardiovascular compound, NMI 3377.  In 2006 the Company faces another pivotal year in the launch of BiDil and in its transformation into a vertically integrated pharmaceutical company.”

Webcast and Conference Call
NitroMed will host a webcast and conference call, including an open question and answer session to discuss fourth quarter and year end 2005 financial results and Company progress.

Date:                    Thursday, March 2, 2006

Time:                   9:00 am ET

Access by Conference Call:

Domestic callers:                                                    Dial 800-299-0148

International callers:                                  Dial 617-801-9711

Participant passcode:                          61248041

Access by Webcast:

Go www.nitromed.com and follow instructions for the live webcast.

Participants may register in advance.

An audio replay of the earnings conference call will be available two hours after the call and through March 16, 2006.  The replay can be accessed by dialing 888-286-8010.  International callers should dial 617-801-6888.  The replay passcode ID for all callers is 10711613.   In addition, an audio webcast of the earnings call will be archived on the NitroMed website for an indefinite period of time.

About NitroMed, Inc.
NitroMed of Lexington, Massachusetts is a research-based emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated as an adjunct to current standard therapies such as ACE inhibitors and/or beta blockers.  There is little experience in patients with New York Heart Association class IV heart failure.  BiDil was approved in June 2005 by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark African American Heart Failure Trial (A-HeFT), and since July 2005, has been marketed by NitroMed through a nationwide, dedicated contract sales force.

The Company is committed to the development of novel pharmaceuticals and safer, more effective versions of existing drugs to treat underserved patient populations.  NitroMed’s development efforts are primarily directed at expanding its cardiovascular franchise.

Forward Looking Statements
Statements in this press release about future expectations, plans and prospects for the Company, including the Company’s guidance for incurring operating expenses for fiscal year 2006 and its statements regarding the Company’s expectations concerning increasing physician and patient acceptance of BiDil, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: patient, physician and third-payer acceptance of BiDil as a safe and effective therapeutic; the Company’s ability to obtain preferential reimbursement treatment for BiDil, if at all, and the impact of obtaining such preferential reimbursement treatment on BiDil sales, if any; the Company’s ability to effectively and efficiently transition its contract sales force to NitroMed within the time frame expected, if at all; the Company’s ability to successfully market and sell BiDil with reduced sales force representation; the impact, if any, of practice guidelines and peer-reviewed publications on market acceptance of BiDil; the effectiveness of the Company’s marketing and sales strategy; the Company’s ability to develop and maintain the necessary sales, marketing and manufacturing capabilities to launch and commercialize BiDil; unanticipated difficulties in maintaining regulatory approvals to market and sell BiDil; adverse side effects experienced by patients taking BiDil; the Company’s ability to obtain or maintain intellectual property protection and required licenses; the Company’s ability to obtain the substantial additional funding required to conduct manufacturing, marketing and sales of BiDil; unanticipated operating expenses for the remainder of the fiscal year 2006 and other factors discussed in its Annual Report on Form 10-K for the year ended December 31, 2005, which has been filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

For full prescribing information, visit: www.BiDil.com.

BiDil is a registered trademark of NitroMed, Inc.

Contacts:

Sondra Newman, Investor Relations

P: 781.266.4197

C: 781.640.3088

Jane Kramer, Media

P: 781.266.4220

C: 781.640.8499

Source: NitroMed, Inc.

-    Financial Tables Follow —

NITROMED, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS

As of December 31, 2005 and 2004

(Unaudited)

	December 31,	December 31,
	2005	2004
ASSETS

Cash and marketable securities	$61,541	$142,367
Accounts receivable	4,078	—
Inventories	3,247	—
Other assets	7,655	6,990

Total assets	$76,521	$149,357

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$29,351	$10,753
Deferred revenue	3,451	1,592
Long term portion of notes payable	10,653	—
Stockholders’ equity	33,066	137,012

Total liabilities and stockholders’ equity	$76,521	$149,357

CONDENSED STATEMENTS OF OPERATIONS

For the three months and year ended December 31, 2005 and 2004

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Product sales	$3,338	$—	$4,455	$—
Research and development	398	9,464	1,592	16,458

Total revenues	3,736	9,464	6,047	16,458

Cost and operating expenses:
Cost of product sales	5,132	—	8,009	—
Research and development	8,539	9,164	31,930	27,995
Sales, general and administrative	21,845	10,439	74,006	19,591

Total cost and operating expenses	35,516	19,603	113,945	47,586

Loss from operations	(31,780)	(10,139)	(107,898)	(31,128)

Non-operating income, net	213	423	2,046	1,355

Net loss	$(31,567)	$(9,716)	$(105,852)	$(29,773)

Net loss per common share, basic and diluted	$(1.04)	$(0.36)	$(3.49)	$(1.14)

Weighted average common shares outstanding, basic and diluted	30,486	27,115	30,355	26,152